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EXHIBIT 11.0

                         Ribozyme Pharmaceuticals, Inc.
                   Computation of Pro Forma Net Loss Per Share






                                                                                                      Quarter            Quarter
                                                                                                      ending              ending
                                                                                                      03/31/96           03/31/95
                                                                                                    -----------        -----------
Weighted average common shares
     outstanding ............................................................................         1,040,529            981,186

Net effect of dilutive common stock
     options and warrants pursuant to
     Staff Accounting Bulletin No. 83 .......................................................            99,877             99,877

Assumed conversion of preferred stock
     from original date of issuance,
     pursuant to staff policy ...............................................................         2,231,960          1,705,199

                                                                                                    -----------        -----------
     Total ..................................................................................         3,372,366          2,786,262

     Net loss ...............................................................................       $(3,102,426)       $(3,516,282)
                                                                                                    ===========        ===========

     Pro forma net loss per share ...........................................................       $     (0.92)       $     (1.26)
                                                                                                    ===========        ===========
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